SCHEDULE 14C

SCHEDULE 14C INFORMATION
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Bowlin Travel Centers, Inc.

(Name of Registrant as Specified in Its Charter)

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BOWLIN TRAVEL CENTERS, INC.
150 Louisiana, N.E.
Albuquerque, New Mexico 87108

NOTICE AND INFORMATION STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 26, 2008

To Our Stockholders:

The 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of Bowlin Travel Centers, Inc. (the “Company”) will be held at 10:00 a.m., Albuquerque, New Mexico time, on Friday, September 26, 2008, at the principal executive offices of the Company located at 150 Louisiana N.E., Albuquerque, New Mexico 87108 for the following purposes:

1.	To elect five members to the Board of Directors to serve for one-year terms or until their successors are elected and qualified;

2.	To ratify the appointment of Accounting & Consulting Group, LLP to serve as independent public accountants of the Company for the fiscal year ending January 31, 2009; and

3.	To transact such other business as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on Monday, August 4, 2008, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.  Shares of Common Stock can be voted at the Annual Meeting only if the holder is present at the Annual Meeting in person or by valid proxy.  Management is not soliciting proxies in connection with the Annual Meeting and stockholders are requested not to send proxies to the Company.  Management and the Board of Directors cordially invite you to attend the Annual Meeting.  Your attention is directed to the attached Information Statement.

By Order of the Board of Directors

/s/ Michael L. Bowlin

Michael L. Bowlin Chairman of the Board, President and Chief Executive Officer
Albuquerque, New Mexico
August 14, 2008

BOWLIN TRAVEL CENTERS, INC.
150 Louisiana N.E.
Albuquerque, New Mexico 87108

INFORMATION STATEMENT

This Information Statement is being furnished to the stockholders of Bowlin Travel Centers, Inc., a Nevada corporation (the “Company”), in connection with the Annual Meeting of the Stockholders of the Company to be held on Friday, September 26, 2008, at 10:00 a.m., Albuquerque, New Mexico time, at the principal executive offices of the Company located at 150 Louisiana, N.E., Albuquerque, New Mexico 87108, and any adjournment or postponement thereof (the “Annual Meeting”).  A copy of the Notice of the Meeting accompanies this Information Statement.  It is anticipated that the mailing of the Notice and this Information Statement to stockholders will commence on or about August 14, 2008.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

VOTING

Only holders of record of Common Stock $0.001 par value per share (“Common Stock”) at the close of business on August 4, 2008 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.  On the Record Date, 4,583,348 shares of Common Stock were issued and outstanding.  Each holder of Common Stock is entitled to one vote, exercisable in person or by proxy, for each share of Common Stock held of record on the Record Date.  Cumulative voting is not permitted.

The Company’s Bylaws provide that a majority of all shares of stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.  Abstentions and broker non-votes will be included in the determination of the number of shares represented for a quorum.  In order to vote their shares in person at the meeting, stockholders who own their shares in “street name” must obtain a special proxy card from their broker.

The Board of Directors does not know of any matters other then (i) the election of five (5) members of the Company’s Board of Directors, and (ii) the ratification of the appointment of Accounting & Consulting Group, LLP as the independent auditors of the Company for the fiscal year ending January 31, 2009 that are expected to be presented for consideration at the meeting.

PROPOSAL NUMBER ONE:
ELECTION OF DIRECTORS

The Board of Directors currently consists of five members.  Michael L. Bowlin, William J. McCabe, Nina J. Pratz, David B. Raybould and Kim D. Stäke have been nominated for election at the Annual Meeting.  If elected, they would hold office for a period of one year or until the election and qualification of their successors.  All of the nominees are currently serving on the Board of Directors of the Company.  The Board of Directors has no reason to believe that the persons named above as nominees for directors will be unable or will decline to serve if elected.

Vote Required

The election of the director nominees will require the affirmative vote of a plurality of the votes cast by the stockholders entitled to vote.

Certain directors and executive officers of the Company, together with certain other stockholders, who collectively have voting power over a majority in interest of the Common Stock have advised the Company that they presently intend to vote FOR election of Mr. Bowlin, Mr. McCabe, Ms. Pratz, Mr. Raybould and Ms. Stäke to the Board of Directors.  Accordingly, it is expected that such nominees will be elected, although none of the above mentioned stockholders is obligated to vote in favor of any particular nominee.

INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding director nominees of the Company. A summary of the background and experience of each of these individuals is set forth after the table.

Name	Age	Position

Michael L. Bowlin	64	Chairman of the Board, President and Chief Executive Officer
William J. McCabe	58	Senior Vice President – Management Information Systems, Secretary, Treasurer and Director
Nina J. Pratz	56	Chief Financial Officer, Senior Vice President and Director
David B. Raybould	55	Director
Kim D. Stäke	52	Chief Administrative Officer, Vice President and Director

Michael L. Bowlin.  Mr. Bowlin has served as Chairman of the Board and Chief Executive Officer, President and as a Director of the Company since August of 2000.  Mr. Bowlin served as Chairman of the Board and Chief Executive Officer of Bowlin Outdoor Advertising and Travel Centers, Inc. (“Bowlin Outdoor”) from 1991 through January of 2001, and as President from 1983 through 1991.  Mr. Bowlin had been employed by Bowlin Outdoor since 1968.  Mr. Bowlin holds a Bachelor’s degree in Business Administration from Arizona State University.

William J. McCabe.  Mr. McCabe has served as Senior Vice President, Management Information Systems, Secretary, Treasurer and as a Director of the Company since August of 2000.  Mr. McCabe served as a member of the Board of Directors of Bowlin from 1983 until August 1996.  Prior to 1997, Mr. McCabe served as Senior Vice President - Advertising Services from 1993, Vice President of Outdoor Operations from 1988 and as Vice President of Accounting from 1984 to 1987.  Mr. McCabe had been employed by the Company since 1976 in such additional capacities as a Staff Accountant and Controller. Mr. McCabe holds a Bachelor’s degree in Business Administration from New Mexico State University.

Nina J. Pratz.  Ms. Pratz has served as the Company’s Senior Vice President and Chief Financial Officer since April of 2001.  Ms. Pratz has served as a member of the Bowlin Outdoor’s Board of Directors from 1976 until January 2001.  Prior to 1997, Ms. Pratz served as Chief Administrative Officer of Bowlin Outdoor since 1988.  Ms. Pratz holds a Bachelor’s degree in Business Administration from New Mexico State University.

David B. Raybould.  Mr. Raybould has been employed as a sales professional by Xpedx, a division of International Paper Company from 1995 until June 2002.  During his employment with Xpedx, Mr. Raybould was a consultant to small, independent business firms as well as many Fortune 500 companies.  Mr. Raybould holds a Bachelor’s degree in Business Administration from the University of New Mexico.

Kim D. Stäke.  Ms. Stäke has served as Vice President and Chief Administrative Officer since April of 2002.  Ms. Stäke has been employed with the Company since December of 1997.  Ms. Stäke also serves as Controller and oversees SEC compliance.  Ms. Stäke holds a Bachelor’s degree in Business Administration from the University of New Mexico.

David B. Raybould has been determined to be the Company’s independent director.  Michael L. Bowlin, William J. McCabe, Nina J. Pratz and Kim D. Stäke are not independent.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

During the fiscal year ended January 31, 2008, the Board of Directors of the Company met on two occasions. Each of the Directors attended 100% of the meetings of the Board of Directors and of the meetings held by such committees of the Board on which he or she serves.

In lieu of an Audit Committee, the Board of Directors is responsible for reviewing and making recommendations concerning the selection of outside auditors, reviewing the scope, results and effectiveness of the annual audit of the Company’s financial statements and other services provided by the Company’s independent public accountants.  The Board of Directors also reviews the Company’s internal accounting controls, practices and policies.  The Board of Directors does not operate pursuant to an Audit Committee charter when performing the functions of an Audit Committee.  The Board of Directors has determined that Kim D. Stäke, while not independent, qualifies as an audit committee financial expert as defined in Item 407(d)(5) of Regulation S-K.

The Company promotes accountability for adherence of honest and ethical conduct; endeavors to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the Commission and in other public communications made by the Company; strives to be compliant with applicable governmental laws, rules and regulations; and promotes prompt internal reporting of violations of the code of ethics to an appropriate person or persons.  The Company has not formally adopted a written code of business conduct and ethics that governs the Company’s employees, officers and directors as the Company is not required to do so.

Shareholder Nominations

The Company’s entire Board of Directors performs the functions similar to those of a nominating committee.  The Board of Directors believes that given the size of the Company and its operations, it is more efficient for the entire Board to perform this function, rather than delegating this to a committee.  The full Board, including the Company’s President and Chief Executive Officer, identifies director nominees.  The Company’s Chief Executive Officer, Mr. Bowlin, owns approximately 57.6% of the Company’s common stock and approved the nomination of the members of the Board identified herein.  The Company’s existing directors and officers own a majority of the Company’s common stock, and, as a result, this group’s affirmative vote is sufficient to elect director nominees.  Consequently, the Board has not established a procedure for stockholders to nominate potential candidates for director nominees.  The Board of Directors does not operate pursuant to a nominating committee charger when performing the functions of a nominating committee.

The Board will consider, but is not required to approve, nominations for directors by stockholders for any annual meeting of the Company, provided a written recommendation is received by the Company no later than the date stockholder proposals must be submitted for consideration prior to such annual meeting.

In evaluating the suitability of potential nominees for membership on the Board, the Board will consider the Board’s current composition, including expertise, diversity, and balance of inside and outside directors, and consider the general qualifications of the potential nominees, such as:

•	Unquestionable integrity and honesty;
•	The ability to exercise sound, mature and independent business judgment in the best interest of the stockholders as a whole;
•	Recognized leadership in business or professional activity;
•	A background and experience that will complement the talents of the other Board members;
•	Willingness and capability to take the time to actively participate in Board and Committee meetings and related activities;
•	Ability to work professionally and effectively with other Board members and the Company’s management; and
•	Lack of realistic possibilities of conflict of interest or legal prohibition.

The Board will also see that all necessary and appropriate inquiries are made into the backgrounds of such candidates.  Other than the foregoing, there are no stated minimum criteria for director nominees, although the Board may also consider such other factors as it may deem to be in the best interest of the Company and its stockholders.

In obtaining the names of possible new nominees, the Board may make its own inquiries and will receive suggestions from the Directors, stockholders and other sources.

Communications to the Board as a whole or to any individual members of the Board can be sent to the Company’s Chief Administrative Officer at Bowlin Travel Centers, Inc., 150 Louisiana, N.E., Albuquerque, New Mexico 87108.

The Company’s entire Board of Directors performs the functions similar to those of a compensation committee.  The Board of Directors believes that given the size of the Company and its operations, it is more efficient for the entire Board to perform this function, rather than delegating this to a committee.  The full Board, including the Company’s President and Chief Executive Officer participates in the determination of executive and director compensation.  The Board of Directors does not operate pursuant to a compensation committee charter when performing the functions of a compensation committee.

Executive compensation is set at levels that the Board of Directors believes are competitive in relation to companies of similar type and size; however the Board of Directors has conducted no independent investigation of such levels. Components of executive compensation include base salary and a discretionary bonus program. Executive officers who are also directors have not participated in deliberations or decisions involving their own compensation.

The Company does not offer any equity-based compensation to employees including executive officers.  To date, the Board of Directors has elected not to provide any form of long-term incentive compensation to executive officers. The Board regularly considers the nature of its compensation program, including the various compensation elements that should be part of its overall compensation program for officers.

In general the Board of Directors compensation philosophies are based upon the following subjective principles:

•	Compensation programs should reflect and promote the Company’s goals and reward individuals for contributions to the Company’s success in achieving its goals.
•	Compensation should be related to the value created for the Company and its stockholders.
•	Compensation programs should integrate both the long and short term strategies of the Company.
•	Compensation programs should be designed to attract and retain key executives critical to the long-term success of the Company.

While the Board has general knowledge of its industry, it does not use compensation consultants or surveys of competitor or industry compensation to set compensation for its named executive officers.

The Board of Directors establishes base salaries for the Company’s executive officers at levels considered appropriate in light of the duties and scope of responsibilities of each officer’s positions. In this regard, the Board of Directors considers the compensation practices and corporate financial performance of similarly situated companies. The Board of Directors takes into account a number of factors, including, but not limited to, management’s efforts to improve levels of sales and profitability and to expand markets into which the Company’s products are distributed and sold. The Board of Directors also considers management’s consistent commitment to the long-term success of the Company through developing and implementing strategic business acquisition opportunities.

Based upon its evaluation of these factors, the Board of Directors believes that senior management is dedicated to achieving long-term financial improvements, and that the compensation policies, plans and programs administered by the Board of Directors contribute to management’s commitment.  The Board of Directors attempts to assimilate all of the foregoing factors when it renders its compensation decision; however, the Board recognizes that its decisions are subjective in nature due to the subjective criteria on which such decisions are based. The Board of Directors does not assign any specified weight to the criteria it considers.

Bonus compensation is paid at the discretion of the Board of Directors.  Determination of the Board of Directors with regard to the award of bonus compensation are generally based upon the Board’s evaluation of the same factors previously described and other subjective criteria.  Bonus compensation is also based on the Company’s overall performance.

Compensation of Directors

The following table summarizes all compensation paid by the Company to its Directors for services rendered to the Company during the fiscal year ended January 31, 2008:

Director Compensation for the Fiscal Year Ended January 31, 2008

Name	Fees earned or paid in cash ($)	Total ($)

Michael L. Bowlin	—	—
William J. McCabe	—	—
David B. Raybould	1,500	1,500
Nina J. Pratz	—	—
Kim D. Stäke	—	—

Executive Compensation

The following table summarizes all compensation paid by the Company to its Chief Executive Officer and Chief Financial Officer for services rendered to the Company during the fiscal years ended January 31, 2008 and 2007.  The Company has no other executive officer whose total annual salary and bonus paid to them exceeded $100,000 for the most recent fiscal year.  All information set forth in this table reflects compensation earned by these individuals for services with the Company.

Summary Compensation Table

		Annual Compensation
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Other Annual Compensation ($)	Total ($)

Michael L. Bowlin
Chairman of the Board,	2008	97,500	85,050	15,848 (2)	198,398
President & CEO	2007	97,500	85,050	15,912 (2)	198,462

Nina J. Pratz
CFO, Senior Vice-	2008	78,000	27,350	8,014 (3)	113,364
President & Director	2007	78,000	21,375	6,639 (3)	106,014
_____________
(1)	Includes amounts deferred at the election of the CEO and the CFO to be contributed to his or her 401(k) Profit Sharing Plan account.

(2)
Amount for 2008 includes (i) $1,620 of the Company’s discretionary matching contributions allocated to Mr. Bowlin’s 401(k) Profit Sharing Plan account, (ii) $7,728 for premiums on term life, auto and disability insurance policies of which Mr. Bowlin or his wife is the owner, and (iii) $6,500 for Mr. Bowlin’s use of a Company owned vehicle.  Amount for 2007 includes (i) $1,620 of the Company’s discretionary matching contributions allocated to Mr. Bowlin’s 401(k) Profit Sharing Plan account, (ii) $7,792 for premiums on term life, auto and disability insurance policies of which Mr. Bowlin or his wife is the owner, and (iii) $6,500 for Mr. Bowlin’s car allowance.

(3)
Amount for 2008 includes (i) $3,514 of Bowlin Travel Centers discretionary matching contributions allocated to Ms. Pratz’s 401(k) account and (ii) $4,500 for vacation payout.  Amount for 2007 includes $3,639 of Bowlin Travel Centers discretionary matching contributions allocated to Ms. Pratz’s 401(k) account and (ii) $3,000 for vacation payout.

Employment Agreements

No employee or officer of the Company has entered into an employment agreement with the Company, nor does the Company anticipate entering into any employment agreement in the future.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s officers and Directors and persons who own more than ten percent (10%) of the Company’s Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Officers, Directors and greater than ten percent (10%) owners are also required by the Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the Company’s review of the copies of such forms received by it, the Company believes that, during the fiscal year ended January 31, 2008, all filing requirements under Section 16(a) of the Exchange Act applicable to its officers, directors and greater than ten percent owners were complied with.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of July 30, 2008, the beneficial ownership of shares of Common Stock of the Company by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock; (ii) each Director and Director-Nominee of the Company; (iii) the Executive Officers of the Company; and (iv) all Directors and executive officers of the Company as a group.

NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (3)	PERCENT OF CLASS (4)

Michael L. Bowlin (1)(5)	2,641,036	57.6%

William J. McCabe (1)	64,548	1.4%

Nina J. Pratz (1)	116,802	2.5%

Kim D. Stäke (1)	100	*

David B. Raybould (1)	–	–

Monica A. Bowlin (1)(6)	2,641,036	57.6%

Yorktown Avenue Capital, LLC (2)	514,680	11.2%

All directors and executive officers as a group (5 persons)	2,822,486	61.6%
_______________
*	Less than 1.0%

(1)	All of the holders have an address at c/o the Company, 150 Louisiana NE, Albuquerque, NM, 87108.

(2)	Address is 415 South Boston, 9th Floor, Tulsa, Oklahoma 74103.

(3)
Unless otherwise noted and subject to community property laws, where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock as shown beneficially owned by them.

(4)	The shares and percentages shown include the shares of Common Stock actually owned as of July 30, 2008.

(5)
Includes 425,687 shares held by Mr. Bowlin’s wife and 171,332 shares held by each of three daughters.  Mr. Bowlin disclaims beneficial ownership of an aggregate of 513,996 of shares held by three of his daughters.

(6)
Includes 1,701,353 shares held by Mrs. Bowlin’s husband and 171,332 shares held by each of her three daughters.  Mrs. Bowlin disclaims beneficial ownership of an aggregate of 513,996 of shares held by three of her daughters.

DISCLOSURE OF PRINCIPAL ACCOUNTING FEES AND SERVICES

The Board of Directors approves the fees and other significant compensation to be paid to the independent auditors for the purpose of preparing or issuing an audit report or related work.  The Company provides appropriate funding, as determined by the Board of Directors, for payment of fees and other significant compensation to the independent auditor.  The Board of Directors also preapproves all auditing services and permitted non-audit service (including the fees and terms thereof) to be performed for the Company by its independent auditors, subject to the de minimis exceptions for non-audit services described in the Securities Exchange Act of 1934.  All of the below described fees were approved by the Board of Directors in accordance with the above described procedures.

Audit Fees

The aggregate fees billed by Accounting & Consulting Group, LLP (the “Group”) for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended January 31, 2008 and January 31, 2007, and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the fiscal years ended and January 31, 2008 and for the quarter ended October 31, 2006 were approximately $47,800.

The aggregate fees billed by Moss Adams LLP (“Moss Adams”) for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended January 31, 2007, and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended April 30, 2006 and July 31, 2006 were approximately $4,200 and $43,200, respectively.

Audit-Related Fees

None.

Tax Fees

The fees billed by Greg DuBrock, CPA for professional services rendered for the preparation of the Company’s tax return for the fiscal years ended January 31, 2007 and January 31, 2006 were approximately $1,100 and $1,000 respectively.

All Other Fees

The fees billed by Pulakos & Alongi, LTD for professional services rendered during fiscal year 2008 for establishing, documenting and evaluating the design and operating effectiveness of the Company’s internal controls over financial reporting in preparation of complying with Sarbanes-Oxley Section 404 management requirements for non-accelerated filers were approximately $37,400.

The fees billed by Greg DuBrock, CPA for professional services rendered for the preparation of the Company’s annual return/report of employee benefit plan for the fiscal year ended January 31, 2007 and January 31, 2006 were approximately $2,100 for both fiscal years.

Financial Information Systems Design and Implementation Fees

During the fiscal year ended January 31, 2008, the Company did not engage its independent public accountants to perform financial information systems design and implementation.

PROPOSAL NUMBER TWO:
RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

The Board of Directors has appointed Accounting and Consulting Group, LLP as independent public accountants to audit the consolidated financial statements of the Company for the fiscal year ending January 31, 2009, and to perform other accounting services as requested by the Company.  Although not required to do so, the Board of Directors is submitting the appointment of that firm for ratification at the Annual Meeting.  A representative of Accounting and Consulting Group, LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Vote Required

The affirmative vote of a majority of the shares of Common Stock is required to approve the proposed ratification of the appointment of Accounting and Consulting Group, LLP as the Company’s independent accountants for the fiscal year ending January 31, 2009.

Certain directors and executive officers of the Company together with certain other stockholders, who collectively have voting power over a majority in interest of the Common Stock, have advised the Company that they presently intend to vote FOR the approval of the ratification of Accounting and Consulting Group, LLP as independent accountants.  Accordingly, it is expected that such proposal will be approved, although none of the above mentioned stockholders is obligated to vote in favor of any proposal.

STOCKHOLDER PROPOSALS

Any stockholder proposals intended to be presented at the Company’s next annual meeting of stockholders must be received by the Company no later than April 17, 2009, to be evaluated by the Board for inclusion in the information or proxy statement for that meeting.  Such proposals should be addressed to the Corporate Secretary, Bowlin Travel Centers Inc., 150 Louisiana N.E., Albuquerque, New Mexico 87108.  If a stockholder proposal is introduced at the 2008 Annual Meeting of Stockholders without any discussion of the proposal in the Company’s proxy statement, and the Stockholder does not notify the Company on or before June 30, 2009, as required by Securities and Exchange Commission Rule 14a-4(c)(1), of the intent to raise such proposal at the Annual Meeting of Stockholders, then proxies received by the Company for the 2009 Annual Meeting will be voted by the persons named as such proxies in their discretion with respect to such proposal.  Notice of such proposal is to be sent to the above address.

OTHER MATTERS

The Annual Meeting is being held for the purposes set forth in the Notice that accompanies this Information Statement.  The Board of Directors is not presently aware of any business to be transacted at the Annual Meeting other than as set forth in such Notice.

2007 ANNUAL REPORT ON FORM 10-K

The Company files annual reports on Form 10-K with the SEC.   A copy of the annual report for the fiscal year ended January 31, 2008 (except for certain exhibits thereto) may be obtained, free of charge, upon written request by any stockholder to The Miller Group, 4909 E. McDowell Road, Suite 100, Phoenix, Arizona 85008, Attention: Bowlin Shareholder Relations. Copies of all exhibits to the annual report are available upon a similar request, subject to payment of a charge to reimburse the Company for its expenses in supplying any exhibit.

By Order of the Board of Directors

/s/ Michael L. Bowlin

Michael L. Bowlin Chairman of the Board
August 14, 2008